UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 9, 2005
SPECTRALINK CORPORATION
(Exact name of registrant as specified in charter)
Delaware
(State or other jurisdiction of incorporation or organization)

0-28180	84-1141188
(Commission file number)	(IRS Employer
Identification Number)

5755 Central Avenue, Boulder, Colorado	80301-2848
(Address of principal executive office)	(Zip code)
303-440-5330
(Registrant’s telephone number)
Not Applicable
(Former name, former address and former fiscal year, if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Stock Purchase Agreement to Acquire KIRK telecom
     On December 12, 2005, SpectraLink Corporation entered into a definitive stock purchase agreement (the “Purchase Agreement”) to acquire KIRK telecom A/S, a provider of on-site wireless communications products based in Denmark, with the stockholders of KIRK telecom. The purchase price for the transaction is DKK 388 million (approximately U.S. $61.3 million) in cash, subject to adjustment upward or downward based on the financial results of KIRK telecom from May 1, 2005 through December 31, 2005. SpectraLink is funding the acquisition price with $30 million of its cash reserves, and debt raised through the financing described below, and placed a substantial portion of the purchase price in escrow concurrently with entering into the agreement. The acquisition will be accomplished by means of the purchase of all outstanding shares of KIRK telecom. In the Purchase Agreement, the shareholders of KIRK telecom provided warranties customary for a Danish transaction, and also made several covenants, including covenants governing the operation of KIRK telecom’s business until the closing of the transaction. KIRK telecom’s shareholders have agreed to indemnify SpectraLink against failure of certain warranties to be true or breach of certain covenants. Ten percent of the purchase price (DKK 38.8 million) will be placed in an escrow account to secure these indemnification obligations. SpectraLink’s indemnification right is limited to recovery of cash from the escrow account in most cases, and is subject to other limitations set forth in the Purchase Agreement.
     The transaction is subject to customary closing conditions, including a minimum KIRK telecom net income requirement. The transaction is not subject to antitrust or other regulatory approvals, nor further stockholder approval. The transaction is expected to close on January 3, 2006, subject to satisfaction of the closing conditions.
$40 Million Debt Financing
     On December 9, 2005, SpectraLink entered into a Credit Agreement (the “Financing Agreement”) with JP Morgan Chase Bank, N.A., who is serving as a lender and as administrative agent for the financing. Additional lenders are expected to be added as parties to the Financing Agreement. The Financing Agreement provides for $40 million in debt financing in the form of a three-year term loan of $15 million and a revolving credit facility of up to $25 million. SpectraLink’s obligations under these loans are secured by substantially all of SpectraLink’s assets, including intellectual property. The loans accumulate interest at an adjustable rate based in part on SpectraLink’s debt to earnings ratio. The loans are prepayable at any time without penalty, and the term loan is subject to mandatory prepayments in specified cases, including upon future debt financings or asset sales, or a portion of any equity financing or positive cashflow.
General
     SpectraLink will file copies of the Purchase Agreement and Financing Agreement as exhibits to SpectraLink’s annual report on Form 10-K for the year ended December 31, 2005. We encourage you to read the Purchase Agreement and Financing Agreement for a more complete understanding of these transactions. The foregoing descriptions of the Purchase Agreement and Financing Agreement are qualified in their entirety by reference to the full text of these agreements. A copy of the press release announcing these transactions is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit Number	Description
99.1	Press Release dated December 12, 2005.*

* This exhibit shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SPECTRALINK CORPORATION
Date: December 13, 2005	By:	/s/ DAVID I. ROSENTHAL
David I. Rosenthal, Chief Financial Officer and Executive Vice President of Finance and Administration

Exhibit Number	Description
99.1	Press Release dated December 12, 2005.*

* This exhibit shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.